Exhibit 3.50

LIMITED LIABILITY COMPANY AGREEMENT

OF

MORTGAGE ASSET SYSTEMS, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT OF MORTGAGE ASSET SYSTEMS, LLC, a Delaware limited liability company (“Agreement”), is entered into by Reverse Mortgage Solutions, Inc., a Delaware corporation (the “Member”) and, with respect to Sections 10(c) and 10(d) only, Kevin J. Gherardi (the “Manager”).

The Member, by execution of this Agreement, hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.), as amended from time to time (the “Act”), and the parties hereto hereby agrees as follows:

1. Names and Addresses. The name of the limited liability company formed hereby is “Mortgage Asset Systems, LLC” (the “Company”). The registered office of the Company in the State of Delaware is at 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent for the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The principal executive office for the Company is at 3980 RCA Boulevard, Suite 5002, Palm Beach Gardens, Florida 33410. The name and address of the registered agent for the Company in the State of Delaware is Kevin J. Gherardi, 3980 RCA Boulevard, Suite 5002, Palm Beach Gardens, Florida 33410. The name and address of the Member is Reverse Mortgage Solutions, Inc., 5222 FM 1960 West, Suite 216, Houston, Texas 77069. The name and address of the Manager is Kevin J. Gherardi, 3980 RCA Boulevard, Suite 5002, Palm Beach Gardens, Florida 33410.

2. Certificates. Philip C. Schroeder, as an authorized person within the meaning of the Act, shall execute, deliver and file the Certificate of Formation for the Company with the Delaware Secretary of State. Such authorized person or such other person as is designated by the Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

3. Purpose. The express, limited and only purposes for which the Company is to exist are (i) to perform software consulting service for companies in the mortgage industry and (ii) to engage in any other lawful act or activity for which a limited liability company may be organized under the Act.

4. Term. The term of the Company shall commence on the date the Certificate of Formation for the Company is filed with the Delaware Secretary of State and shall continue until December 31, 2056, unless dissolved sooner pursuant to Paragraph 16 or unless extended by the Member.

5. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

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6. Admission of Member. The Member shall be admitted as the member of the Company on the date upon which the Certificate of Formation is filed with the Delaware Secretary of State.

7. Capital Contributions. The Member shall not be obligated to make a contribution to the capital of the Company in connection with the execution of this Agreement. The Member may make one (1) or more contributions to the capital of the Company at such times and in such amounts as are determined by the Member.

8. Allocation of Profits and Losses. Net losses and net profits of the Company shall be allocated one hundred percent (100%) to the Member.

9. Distributions of Cash Flow. Distributions of cash flow shall be made to the Member at such times and in such amounts as are determined by the Member. Notwithstanding any other provision contained in this Agreement, the Company shall not make a distribution to the Member on account of his interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

10. Management by a Manager.

(a) Generally. Except as otherwise provided in this Agreement, all aspects of the business and affairs of the Company shall be managed, and all decisions affecting the business and affairs of the Company shall be made, by the Manager. The Manager is hereby authorized to execute all contracts, agreements and other documents or instruments affecting or relating to the overall business and affairs of the Company without execution by the Member. The Manager shall use reasonable efforts to carry out the business and affairs of the Company and shall devote such time to the Company as is necessary, in the sole and absolute discretion of the Manager, for the efficient operation of the business and affairs of the Company. Nothing contained herein shall prevent the Manager or his representatives or affiliates from devoting time to other businesses, whether or not similar in nature to the business of the Company.

(b) Restrictions and Limitations on the Member. Except as otherwise provided in this Agreement, the Member shall have no right, power, or authority to act for or bind the Company and shall take no part in the conduct or control of the Company’s business. In furtherance of the foregoing provisions of this Section 10(b), and except as otherwise provided in this Agreement, the Member hereby expressly waives any and all rights the Member may have pursuant to Section 17150 of California Act (or otherwise) to participate in the management and conduct of the Company’s business. Without limiting the generality of the foregoing, except as required by the California Act and as set forth herein, the Member shall have no voting rights.

(c) Officers. The Manager may from time to time designate officers of the Company and delegate to such officers such authority and duties as the Member may deem advisable in his sole and absolute discretion. Unless the Manager decides

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otherwise, if the title assigned to any officer is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 10(c) may be revoked at any time by the Manager. The Manager hereby designates Kevin J. Gherardi to serve as President of the Company until such time as the Manager revokes such designation.

(d) Communication with the Member. Notwithstanding anything to the contrary in this Agreement, the Manager agrees to regularly consult with the Member regarding the status and operation of the Company.

11. Other Businesses. The Member may engage in or possess an interest in one (1) or more other business ventures (unconnected with the Company) of any kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

12. Liability and Indemnity. No Member, Manager or any officer of the Company (“Indemnified Party”) shall be liable or accountable in damages or otherwise to the Company for any error of judgment or any mistake of fact or law or for anything that such Indemnified Party may do or refrain from doing hereafter, except in the case of fraud, willful misconduct or gross negligence in performing or failing to perform such Indemnified Party’s duties hereunder. To the maximum extent permitted by law, the Company hereby indemnifies, defends, protects and agrees to hold each Indemnified Party wholly harmless from and against any and all loss, expense or damage suffered by such Indemnified Party by reason of anything which such Indemnified Party may do or refrain from doing hereafter for and on behalf of the Company and in furtherance of its interest; provided, however, (i) no Indemnified Party shall be indemnified, defended, protected and/or held harmless from any loss, cost, expense or damage which such Indemnified Party may suffer as a result of such Indemnified Party’s fraud, willful misconduct or gross negligence in performing or in failing to perform such Indemnified Party’s duties hereunder, and (ii) any such indemnity shall be recoverable only from the assets of the Company and the Member shall not have any personal liability therefor. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of the Member, Manager, any officer or their representatives, otherwise existing at law or in equity, are agreed by the Member to replace such duties and liabilities of the Member, manager, any officer or their representatives.

13. Transfers. The Member may freely transfer or encumber his interest in the Company. Any transferee shall be admitted into the Company as a substituted member upon the written consent of the Member and the transferee’s execution of an instrument signifying his/her/its agreement to be bound by the terms and conditions of this Agreement.

14. Admission of Additional Members. One (1) or more additional members of the Company may be admitted into the Company as substituted members therein upon the written consent of the Member.

15. Meetings. Neither the Member nor the Manager shall be required to hold any required or regularly scheduled meetings. Notwithstanding the foregoing, a meeting may be

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called by the Member or Manager for the purpose of discussing or voting on matters relating to the business and affairs of the Company. Any such meetings shall be held during normal business hours either telephonically or in person at the principal executive office of the Company (or at such other location as mutually agreed upon by the Member and the Manager).

16. Dissolution

(a) Generally. The admission of one (1) or more additional members shall not dissolve the Company. However, the Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (i) the expiration of the term of the Company, (ii) the sale, transfer or other disposition by the Company of all or substantially all of its assets and the collection by the Company of any and all cash proceeds derived therefrom, (iii) the election of the Member, (iv) the retirement, resignation or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company unless the business of the Company is continued in a manner permitted by the Act, or (v) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b) Bankruptcy. The bankruptcy of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(c) Application of Assets. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

17. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

18. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

19. Governing Law. This Agreement (and all of the rights and remedies hereunder) shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles).

20. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member. The consent of the Manager is not required to modify, alter, supplement or amend this Agreement.

21. No Third-Party Beneficiary. Any agreement to pay any amount and any assumption of liability herein contained, express or implied, shall be only for the benefit of the Member, and such agreements and assumptions shall not inure to the benefit of the obligees of any indebtedness or any other party, whomsoever, deemed to be a third-party beneficiary of this Agreement.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has duly executed this Agreement as of the 12th day of March, 2007.

MEMBER:	REVERSE MORTGAGE SOLUTIONS, INC.

By:

Robert D. Yeary

	Its:	Chief Executive Officer

MANAGER (with respect to Sections 10(c) and 10(d) only):

Kevin J Gherardi

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